Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
DATED AS OF June 20, 2007
AMONG
GRACE I, LLC
GRACE ACQUISITION I, INC.
GRACE II, L.P.
EQUITY INNS PARTNERSHIP, L.P.
AND
EQUITY INNS, INC.

i

ii

          AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2007 (this “Agreement”), among Grace I, LLC, a Tennessee limited liability company (“Acquiror”), Grace Acquisition I, Inc., a Tennessee corporation and a wholly owned subsidiary of Acquiror (“Merger Subsidiary”), Grace II, L.P., a Tennessee limited partnership (“Partnership Merger Subsidiary”), Equity Inns Partnership, L.P., a Tennessee limited partnership (the “Partnership”), and Equity Inns, Inc., a Tennessee corporation (the “Company”).
RECITALS
          WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Subsidiary (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement with Merger Subsidiary continuing as the Surviving Company and a wholly owned subsidiary of Acquiror;
          WHEREAS, the parties also wish to effect a merger of Partnership Merger Subsidiary with and into the Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement with the Partnership continuing as the Surviving Partnership and an indirect subsidiary of Acquiror;
          WHEREAS, the Board of Directors of the Company has adopted this Agreement and the Company Merger, on the terms and subject to the conditions set forth herein;
          WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger on behalf of the Partnership, on the terms and subject to the conditions set forth herein;
          WHEREAS, the Board of Directors of Merger Subsidiary and Acquiror, as the sole shareholder of Merger Subsidiary, have approved this Agreement and the Company Merger on the terms and subject to the conditions set forth herein; and
          WHEREAS, Merger Subsidiary, as general partner of the Partnership Merger Subsidiary, has approved this Agreement and the Partnership Merger, on the terms and subject to the conditions set forth herein; and
          WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions all as set forth herein.
          NOW, THEREFOR, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
          “Acquiror” has the meaning set forth in the preamble to this Agreement.
          “Acquiror Benefit Plans” has the meaning set forth in Section 6.08(b).
          “Acquiror Termination Fee” has the meaning set forth in Section 9.03(d).
          “Acquisition Proposal” has the meaning set forth in Section 6.04(b).
          “Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.04.
          “Alternative Acquisition Agreement” has the meaning set forth in Section 6.04(c).
          “Applicable Permits” has the meaning set forth in Section 5.02(e).
          “Articles of Merger” has the meaning set forth in Section 2.02(b).
          “Benefit Plans” has the meaning set forth in Section 5.02(i)(i).
          “Blue Sky Laws” has the meaning set forth in Section 5.02(d)(ii).
          “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York or Tennessee are authorized or obligated to close.
          “Change in Recommendation” has the meaning set forth in Section 6.04(c).
          “Claim” has the meaning set forth in Section 6.07(a).
          “Closing” and “Closing Date” have the meanings set forth in Section 2.02(a).
          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Stock Certificate” means any certificate which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Company Board” means the Board of Directors of the Company.
          “Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.
          “Company Charter” means the Second Amended and Restated Charter of the Company as in effect on the date hereof.
          “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
          “Company Common Stock Certificates” has the meaning set forth in Section 3.04(b)(i).
          “Company Financial Advisor” has the meaning set forth in Section 5.02(s).
          “Company Indemnified Parties” has the meaning set forth in Section 6.07(a).
          “Company Material Adverse Effect” means an event, circumstance, change or effect that (i) is materially adverse to the financial condition, properties, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: any event, circumstance, change or effect arising out of (a) any decrease in the market price or trading volume of Company Common Stock (but not any event, circumstance, change or effect underlying such decrease or that arises out of or results from such decrease, in each case, to the extent that such event, circumstance, change or effect would, alone or taken together with other events, circumstances, changes or effects, otherwise constitute a Company Material Adverse Effect), (b) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (c) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (d) any changes in general economic, legal, regulatory or political conditions, or any changes generally in the hospitality industry, (e) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) changes in Law or GAAP, (h) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto, (i) failure by the Company to complete the acquisition or sale of any properties or assets currently under contract or letter of intent or otherwise contemplated by the Company’s business plan, other than a failure by the Company to complete any such sale which is a result of a breach or default by the Company or any of its Subsidiaries, or (j) any continuation of an adverse trend; provided, further, that, with respect to clause (d), such event, circumstance, change or effect does not disproportionately affect the

Company and its Subsidiaries or (ii) prevents, materially delays or impairs the ability of the Company to consummate the Company Merger.
          “Company Merger” has the meaning set forth in the recitals of this Agreement.
          “Company Merger Consideration” has the meaning set forth in Section 3.01(b).
          “Company Merger Certificates” has the meaning set forth in Section 2.02(b).
          “Company Merger Effective Date” means the day of the Company Merger Effective Time.
          “Company Merger Effective Time” has the meaning set forth in Section 2.02(b).
          “Company Options” means all options to purchase shares of Company Common Stock granted under Company Stock Plans that are outstanding immediately prior to the Company Merger Effective Time.
          “Company Preferred Stock” means the Company Series B Preferred Stock and the Company Series C Preferred Stock.
          “Company Preferred Stock Certificates” has the meaning set forth in Section 3.04(b)(ii).
          “Company Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(b).
          “Company Property” or “Company Properties” has the meaning set forth in Section 5.02(l)(i).
          “Company Property Owner” has the meaning set forth in Section 5.02(l)(i).
          “Company Series B Preferred Stock” means the Company’s 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share.
          “Company Series B Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Company Series C Preferred Stock” means the Company’s 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share.
          “Company Series C Preferred Stock Merger Consideration” has the meaning set forth in Section 3.02(b).
          “Company Shareholders Meeting” means a special meeting of the Company’s shareholders to consider and vote upon the approval of the Company Merger (including any adjournment or postponement).
          “Company Stock Plan” means the Company’s 1994 Stock Incentive Plan, the Company’s 2007 Plan and the Director’s Compensation Plan, each as amended.

          “Company Title Report” has the meaning set forth in Section 5.02(l)(v).
          “Confidentiality Agreement” has the meaning set forth in Section 6.03(b).
          “Continuing Employee” has the meaning set forth in Section 6.08(a).
          “Contract” has the meaning set forth in Section 5.02(d)(i).
          “Disclosure Letter” has the meaning set forth in Section 5.01.
          “Dividend Adjustment” has the meaning set forth in Section 3.01(b).
          “Employee” has the meaning set forth in Section 6.08(a).
          “Environmental Laws” has the meaning set forth in Section 5.02(o)(i).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” has the meaning set forth in Section 5.02(i)(v).
          “Excess Dividend Amount” has the meaning set forth in Section 4.01(b).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Exchange Agent” has the meaning set forth in Section 3.04(a).
          “Exchange Fund” has the meaning set forth in Section 3.04(a).
          “Expenses” has the meaning set forth in Section 6.07(a).
          “Financing” shall have the meaning set forth in Section 6.11.
          “Former Common Equityholder” has the meaning set forth in Section 3.04(b)(i).
          “Former Partnership LP Unit Holder” has the meaning set forth in Section 3.04(b)(iii).
          “Former Preferred Equityholder” has the meaning set forth in Section 3.04(b)(ii).
          “Franchise Agreements” has the meaning set forth in Section 5.02(l)(iv).
          “GAAP” means accounting principles generally accepted in the United States of America.
          “Ground Leased Properties” has the meaning set forth in Section 5.02(l)(i).
          “Ground Leases” has the meaning set forth in Section 5.02(l)(i).
          “Ground Lessor” has the meaning set forth in Section 5.02(l)(i).

          “Governmental Authority” means any federal, state or local court, administrative agency, commission, governmental or regulatory authority, instrumentality, agency or body or other legislative, executive or judicial governmental entity.
          “Guarantor” has the meaning set forth in Section 6.10.
          “Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos, mold and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.
          “Intellectual Property” means patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications.
          “IRS” has the meaning set forth in Section 5.02(i)(i).
          “knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge of the President and Chief Executive Officer of the Company and the Executive Vice President and Chief Financial Officer of the Company.
          “Law” has the meaning set forth in Section 5.02(d)(i).
          “Liens” means any charge, mortgage, easement, right of first refusal, right of first offer, pledge, security interest, restriction, Claim, lien or encumbrance.
          “Limited Guarantee” has the meaning set forth in Section 6.10.
          “Liquor Licenses” has the meaning set forth in Section 6.05(e).
          “Management Agreements” has the meaning set forth in Section 5.02(l)(viii).
          “Material Contracts” has the meaning set forth in Section 5.02(p)(i)(4).
          “Merger Consideration” has the meaning set forth in Section 3.02(a).
          “Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.
          “Mergers” has the meaning set forth in the recitals of this Agreement.
          “NYSE” has the meaning set forth in Section 5.02(d)(ii).
          “Operator” has the meaning set forth in Section 6.05(e).
          “Operating Lease” means, collectively, those certain operating leases between the applicable Company Property Owner and a wholly-owned Taxable REIT Subsidiary of the

Company, pursuant to which a Company Property is leased from a Company Property Owner to a wholly-owned Taxable REIT Subsidiary of the Company.
          “Option Consideration” has the meaning set forth in Section 3.05(a).
          “Order” has the meaning set forth in Section 8.01(b).
          “Organizational Documents” has the meaning set forth in Section 5.02(a)(v).
          “Outside Date” has the meaning set forth in Section 9.01(b)(ii).
          “Owned Real Properties” has the meaning set forth in Section 5.02(l)(i).
          “Partnership” has the meaning set forth in the preamble to this Agreement.
          “Partnership Agreement” has the meaning set forth in Section 5.02(b)(vi).
          “Partnership LP Unit” has the meaning set forth in Section 3.03.
          “Partnership LP Unit Certificates” has the meaning set forth in Section 3.04(b)(iii).
          “Partnership Merger” has the meaning set forth in the recitals of this Agreement.
          “Partnership Merger Certificates” has the meaning set forth in Section 2.02(c).
          “Partnership Merger Consideration” has the meaning set forth in Section 3.03.
          “Partnership Merger Effective Time” has the meaning set forth in Section 2.02(c).
          “Partnership Merger Subsidiary” has the meaning set forth in the preamble of this Agreement.
          “Permitted Encumbrances” has the meaning set forth in Section 5.02(l)(i).
          “Permitted Liens” has the meaning set forth in Section 5.02(l)(i).
          “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
          “Property Documents” means, collectively, the Management Agreements, the Franchise Agreements, the Ground Leases, the Loan Documents and the Space Leases.
          “Property Restrictions” has the meaning set forth in Section 5.02(l).
          “Proxy Statement” has the meaning set forth in Section 5.02(d)(ii).
          “Qualifying Income” has the meaning set forth in Section 9.03(e).

          “REIT” means a real estate investment trust within the meaning of Sections 856-860 of the Code.
          “Release” has the meaning set forth in Section 5.02(o)(iv).
          “Representative” has the meaning set forth in Section 6.04(a).
          “Restricted Stock” has the meaning set forth in Section 3.05(b).
          “Restrictions” has the meaning set forth in Section 3.05(b).
          “Sarbanes-Oxley Act” has the meaning set forth in Section 5.02(f)(i).
          “SEC” means the United States Securities and Exchange Commission.
          “SEC Reports” has the meaning set forth in Section 5.02(f)(i).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
          “Shareholder Approval” has the meaning set forth in Section 5.02(c).
          “Space Leases” has the meaning set forth in Section 5.02(l)(iii).
          “Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X promulgated by the SEC and shall be deemed to include all Subsidiaries of the Partnership when a reference is made to a Subsidiary of the Company.
          “Superior Proposal” has the meaning set forth in Section 6.04(b).
          “Surviving Company” has the meaning set forth in Section 2.01(a).
          “Surviving Company Preferred Stock” means the Surviving Company Series B Preferred Stock and the Surviving Company Series C Preferred Stock
          “Surviving Company Series B Preferred Stock” means the Surviving Company’s 8.75% Series B Cumulative Preferred Stock, par value $0.01 per share, which has identical dividend and other relative rights, preferences, limitations and restrictions as are provided in the Company Charter with respect to the Company Series B Preferred Stock.
          “Surviving Company Series C Preferred Stock” means the Surviving Company’s 8.00% Series C Cumulative Preferred Stock, par value $0.01 per share, which has identical dividend and other relative rights, preferences, limitations and restrictions as are provided in the Company Charter with respect to the Company Series C Preferred Stock.
          “Surviving Partnership” has the meaning set forth in Section 2.01(b).
          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits,

environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Protection Agreement” has the meaning set forth in Section 5.02(n)(xi).
          “Taxable REIT Subsidiary” has the meaning set forth in Section 4.01(l).
          “Tax Returns” shall mean any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “TBCA” means the Tennessee Business Corporation Act.
          “Termination Date” has the meaning set forth in Section 9.01.
          “Termination Fee” has the meaning set forth in Section 9.03(b).
          “Title Policies” has the meaning set forth in Section 5.02(l)(v).
          “TN Secretary” means the Secretary of State of the State of Tennessee.
          “Transaction” means the Mergers and the other transactions contemplated by this Agreement.
          “Transfer Taxes” has the meaning set forth in Section 6.09.
          “Treasury Regulations” means the Treasury regulations promulgated under the Code.
          “TRULPA” means the Tennessee Revised Uniform Limited Partnership Act.
          “Trust Agreement” means the Trust Agreement of Equity Inns Trust.
ARTICLE 2.
THE MERGERS
     2.01 The Mergers.
          (a) The Company Merger. Subject to the terms and conditions of this Agreement, and in accordance with the TBCA, at the Company Merger Effective Time, Merger Subsidiary and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease and (ii) Merger Subsidiary shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue to exist as a Tennessee corporation and as a wholly owned Subsidiary of Acquiror.
          (b) The Partnership Merger. Subject to the terms and conditions of this Agreement, and in accordance with the TRULPA, at the Partnership Merger Effective Time, Partnership

Merger Subsidiary and the Partnership shall consummate the Partnership Merger pursuant to which (i) Partnership Merger Subsidiary shall be merged with and into the Partnership and the separate existence of Partnership Merger Subsidiary shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”).
          (c) Governing Documents.
               (i) The charter and bylaws of Merger Subsidiary, as in effect immediately prior to the Company Merger Effective Time, shall be the charter and bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by Law, subject to compliance with Section 6.07(c) hereof.
               (ii) The limited partnership agreement of Partnership Merger Subsidiary, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law.
          (d) Authorized Stock. The authorized capital stock of the Surviving Company upon consummation of the Company Merger shall be as set forth in the charter of Merger Subsidiary as in effect immediately prior to the Company Merger.
          (e) Partnership Matters. The Surviving Company shall be the general partner of the Surviving Partnership following the Partnership Merger Effective Time.
          (f) Effect of the Mergers.
               (i) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.
               (ii) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided in the TRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of Partnership Merger Subsidiary shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of Partnership Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.
          (g) Additional Actions. If, at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Company Merger,

(ii) vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Partnership Merger Subsidiary acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger, or (iii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, for itself and on behalf of the Partnership as its general partner, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company or Surviving Partnership, as applicable, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of the Surviving Company for itself and on behalf of the Surviving Partnership as its general partner or otherwise to take any and all such action.
     2.02 Effective Times; Closing.
          (a) The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m., Eastern Time on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or if later, October 22, 2007, provided that the conditions set forth in Article 8 in accordance with this Agreement are satisfied or duly waived on such date, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror and the Company the certificates and other documents required to be delivered under Article 8 hereof.
          (b) Immediately following the Closing, Merger Subsidiary and the Company shall duly execute and file articles of merger with the TN Secretary in accordance with the TBCA (the “Articles of Merger”) and shall duly execute and file certificates of merger in accordance with the TBCA (the “Company Merger Certificates”) and shall make all other filings or recordings required under the TBCA to effect the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger have been filed with the TN Secretary, or such later time which the parties hereto shall have agreed upon and designated in the Company Merger Certificates in accordance with the TBCA as the effective time of the Company Merger (the “Company Merger Effective Time”).
          (c) Immediately following the filing of the Articles of Merger and the Company Merger Certificates, the Partnership and Partnership Merger Subsidiary shall duly execute and file certificates of merger in accordance with the TRULPA (the “Partnership Merger Certificates”) to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed in accordance with the TRULPA, or such later time which the parties hereto shall have agreed upon and designated in the Partnership Merger Certificates as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

ARTICLE 3.
CONSIDERATION; EXCHANGE PROCEDURES
     3.01 Conversion of Company Common Stock. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of a holder of Company Common Stock or holders of membership interests of Merger Subsidiary:
          (a) Each share of common stock, par value $0.01 per share, of Merger Subsidiary immediately prior to the Effective Time shall remain as one share of common stock, par value $0.01 per share, of the Surviving Company.
          (b) Except as set forth in Section 3.01(c) herein, each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $23.00, without interest, minus the amount, if any, of the Dividend Adjustment (the “Company Merger Consideration”). “Dividend Adjustment” shall mean the amount per share of Company Common Stock of any dividend declared by the Company, if any, after the date hereof and having a record date prior to the Company Merger Effective Time other than as permitted by Section 4.01(b) and Section 7.01 (except for any Excess Dividend Amount).
          (c) Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Acquiror or Merger Subsidiary in exchange therefor.
     3.02 Company Preferred Stock.
          (a) Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of the Surviving Company Series B Preferred Stock (the “Company Series B Preferred Stock Merger Consideration”).
          (b) Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive one share of the Surviving Company Series C Preferred Stock (the “Company Series C Preferred Stock Merger Consideration” and together with the Company Series B Preferred Stock Merger Consideration, the “Company Preferred Stock Merger Consideration”).
     3.03 Conversion of Partnership LP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of a holder of any partnership interest of the Partnership or Partnership Merger Subsidiary, each unit of partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time (other than those held by the Company or any of its Subsidiaries, including Class B preferred units and Class C preferred units) (“Partnership LP Unit”), shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to the Company Merger Consideration, without interest (the “Partnership Merger Consideration” and together with the Company Merger Consideration and the Company Preferred Stock Merger Consideration, the “Merger Consideration”).
     3.04 Exchange Procedures.
          (a) Exchange Agent. Prior to the Partnership Merger Effective Time, Acquiror shall appoint Computershare to act as Exchange Agent (the “Exchange Agent”) in accordance with an agreement reasonably satisfactory to the Company for the payment or exchange, as applicable, in accordance with this Article 3, of the Merger Consideration (such cash and shares of Surviving Company Preferred Stock is referred to as the “Exchange Fund”). On or before the Partnership Merger Effective Time, Acquiror shall deposit with the Exchange Agent its good faith estimate of the aggregate amount of the Merger Consideration, including shares of Surviving Company Preferred Stock, for the benefit of the holders of Company Common Stock, Company Preferred Stock, Partnership LP Units and Company Options, as applicable. The Acquiror, pursuant to irrevocable instructions, shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. All Expenses of the Exchange Agent shall be paid by Acquiror or the Surviving Company.
          (b) Exchange Procedures for Company Common Stock, Company Preferred Stock; Partnership LP Units and Company Options.
               (i) Promptly after the Company Merger Effective Time (but in any event within three (3) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held shares of Company Common Stock that were exchanged for the right to receive the Company Merger Consideration (each, a “Former Common Equityholder”), pursuant to Section 3.01: (A) a letter of transmittal (which shall specify that delivery of certificates representing Company Common Stock (the “Company Common Stock Certificates”) shall be effected, and risk of loss and title to the Company Common Stock Certificates shall pass to the Exchange Agent, only upon delivery of the Company Common Stock Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Common Equityholder’s Company Common Stock Certificates in exchange for the Company Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Common Equityholder of a Company Common Stock Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Common Equityholder of such letter of transmittal (together with such Company Common Stock Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Common Equityholder shall receive in exchange therefor the Company Merger Consideration payable in respect of the Company Common Stock, pursuant to the provisions of this Article 3, and the Company Common Stock Certificate so surrendered shall forthwith be canceled. The right of any Former Common Equityholder to receive the Company Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.07. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Company Common Stock Certificate so surrendered is registered, if such Company Common Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Company Common Stock Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Company Common Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Merger Consideration as contemplated by this Section 3.04.
               (ii) Promptly after the Company Merger Effective Time but in any event within three (3) Business Days, Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held shares of Company Preferred Stock that were exchanged for the right to receive the Company Preferred Stock Merger Consideration (each, a “Former Preferred Equityholder”), pursuant to Section 3.02: (A) a letter of transmittal (which shall specify that delivery of certificates representing Company Preferred Stock (the “Company Preferred Stock Certificates”) shall be effected, and risk of loss and title to the Company Preferred Stock Certificates shall pass to the Exchange Agent, only upon delivery of the Company Preferred Stock Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Preferred Equityholder’s Company Preferred Stock Certificates in exchange for the Company Preferred Stock Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Preferred Equityholder of a Company Preferred Stock Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Preferred Equityholder of such letter of transmittal (together with such Company Preferred Stock Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Preferred Equityholder shall receive in exchange therefor the Company Preferred Stock Merger Consideration payable in respect of the Company Preferred Stock, pursuant to the provisions of this Article 3, and the Company Preferred Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Company Preferred Stock Certificate so surrendered is registered, if such Company Preferred Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Company Preferred Stock Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Company Preferred Stock Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Preferred Stock Merger Consideration as contemplated by this Section 3.04.
               (iii) Promptly after the Partnership Merger Effective Time (but in any event within three (3) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held Partnership LP Units that were exchanged for the right to receive the Partnership Merger Consideration (each, a “Former Partnership LP Unit Holder”), pursuant to Section 3.03 (A) a letter of transmittal (which shall specify that delivery of certificates representing Partnership LP Units (the “Partnership LP Unit Certificates”) shall be effected, and risk of loss and title to the Partnership LP Unit Certificates shall pass to the Exchange Agent, only upon delivery of the Partnership LP Unit Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (B) instructions for use in effecting the surrender of the Former Partnership LP Unit Holder’s Partnership LP Unit Certificates in exchange for the Partnership Merger Consideration to which the holder thereof is entitled. Upon (A) surrender by a Former Partnership LP Unit Holder of a Partnership LP Unit Certificate for cancellation to the Exchange Agent, and (B) delivery by such Former Partnership LP Unit Holder of such letter of transmittal (together with such Partnership LP Unit Certificate), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Partnership LP Unit Holder shall receive in exchange therefor the Partnership Merger Consideration payable in respect of the Partnership LP Units, pursuant to the provisions of this Article 3, and the Partnership LP Unit Certificate so surrendered shall forthwith be canceled. The right of any Former Partnership LP Unit Holder to receive the Partnership Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.07. In the event of a transfer of ownership of Partnership LP Units that is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Partnership LP Unit Certificate so surrendered is registered, if such Partnership LP Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Partnership LP Unit Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Partnership LP Unit Certificate shall be deemed at any time after the Partnership Merger Effective Time to represent only the right to receive, upon such surrender, the Partnership Merger Consideration as contemplated by this Section 3.04.
               (iv) The Exchange Agent shall deliver the Option Consideration to the holders of Company Options.
          (c) No Further Ownership Rights. At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Company Common Stock, Company Preferred Stock and Partnership LP Units that are converted into the right to receive the Company Merger Consideration pursuant to Section 3.01(b), the Company Preferred Stock Merger Consideration pursuant to Section 3.02 or the Partnership Merger Consideration pursuant to Section 3.03 shall cease to be, and shall have no rights as, shareholders of the Company or limited partners of the Partnership other than the right to receive the applicable Merger Consideration provided under this Article 3. The applicable Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Stock, the Company Preferred Stock and Partnership LP Units exchanged therefor and, if applicable, represented by Company Common Stock Certificates, Company Preferred Stock Certificates or Partnership LP Units Certificates exchanged therefor.
          (d) Lost Company Common Stock Certificates, Company Preferred Stock Certificate or Partnership LP Unit Certificates. In the event that any Company Common Stock Certificate,

Company Preferred Stock Certificate or Partnership LP Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate to be lost, stolen or destroyed and, if required by the Acquiror or Surviving Company, the posting by such Person of a bond in such reasonable amount as the Acquiror or Surviving Company may require as indemnity against any claim that may be made against it with respect to such Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Company Common Stock Certificate, Company Preferred Stock Certificate or Partnership LP Unit Certificate, the Company Merger Consideration, the Company Preferred Stock Merger Consideration or the Partnership Merger Consideration, as applicable, payable in respect thereof pursuant to this Agreement.
          (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Stock, Company Preferred Stock or Partnership LP Units one year after the Company Merger Effective Time shall be delivered to Acquiror upon demand. Any such holders who have not complied with this Article 3 prior to that time shall thereafter look only to Acquiror, and Acquiror shall thereafter be liable, for payment of the applicable Merger Consideration, (subject to abandoned property, escheat and similar Laws). Any such portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock, Company Preferred Stock or Partnership LP Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of all claims or interest of any Persons previously entitled thereto.
          (f) No Liability. None of Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Partnership, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     3.05 Treatment of Equity Compensation.
          (a) Cancellation of Company Options. Immediately prior to the Company Merger Effective Time, each Company Option, whether or not then vested or exercisable, shall be cancelled and in lieu thereof, the holder of each such Company Option will be entitled to receive, as soon as practicable, but in any event no later than three (3) Business Days thereafter, an amount in cash equal to the product of (i) the excess, if any, of the Company Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (but not less than zero) multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, whether or not vested, without interest (the “Option Consideration”).
          (b) Restricted Stock. Immediately prior to the Company Merger Effective Time, all outstanding repurchase restrictions, forfeiture restrictions, restrictions on transferability and other restrictions in favor of the Company and performance requirements (the “Restrictions”) applicable to restricted or performance shares of Company Common Stock issued pursuant to the

Company Stock Plan (such shares being “Restricted Stock”), which have not then lapsed shall lapse in their entirety and such shares of Restricted Stock shall become fully vested and cease to be subject to the Restrictions.
     3.06 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, any Company Common Stock, Company Options or Partnership LP Units then outstanding shall be changed into a different number, class or series of shares by reason of any stock dividend, partnership distribution, subdivision, reclassification, recapitalization, stock or unit split, combination or exchange of shares or units, then the applicable Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.
     3.07 Withholding Taxes. The Surviving Company, Acquiror or Exchange Agent, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Partnership LP Units or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign Tax Law and shall, to the extent so withheld, promptly pay or cause to be paid any such amounts to the appropriate Governmental Authority as required by applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Partnership LP Units or Company Options in respect of which such deduction and withholding was made.
     3.08 Stock Transfer Books.
          (a) At the close of business, New York time, on the day the Company Merger Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of Company Common Stock Certificates and Company Preferred Stock Certificates shall cease to have any rights with respect to such shares of Company Common Stock and Company Preferred Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Company Merger Effective Time, any Company Common Stock Certificates or Company Preferred Stock Certificates presented to the Exchange Agent, the Surviving Company or Acquiror for any reason shall be exchanged for the Company Merger Consideration or the Company Preferred Stock Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented thereby.
          (b) At the close of business, New York time, on the day the Partnership Merger Effective Time occurs, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers of Partnership LP Units thereafter on the records of the Partnership. From and after the Partnership Merger Effective Time, the holders of Partnership LP Units shall cease to have any rights with respect to such Partnership LP Units, except as otherwise provided herein or by Law. On or after the Partnership Merger Effective Time, any Partnership LP Units presented to the Surviving Partnership for any reason shall be converted into the Partnership Merger Consideration with respect to the Partnership LP Units formerly represented thereby.
ARTICLE 4.
CONDUCT OF THE PARTIES PENDING CLOSING
     4.01 Conduct of Business by the Company and the Partnership. From the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, the Company covenants and agrees as to itself and its Subsidiaries that (x) the business of it and its Subsidiaries will be conducted in the ordinary course consistent with past practice and (y) it shall, and shall cause its Subsidiaries, to use commercially reasonable efforts to preserve their business organizations and conduct their operations in compliance with applicable Laws, and, subject to the terms and conditions of this Agreement, maintain its status as a REIT for federal income tax purposes and keep available the present services of their employees. Without limiting the generality of, and in furtherance of, the foregoing from the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.01 of the Disclosure Letter or (iii) as may be required pursuant to contracts entered into by the Company or its Subsidiaries prior to the date of this Agreement and provided to Acquiror prior to the date of this Agreement, without the prior written consent of Acquiror, not to be unreasonably conditioned, withheld or delayed, the Company will not, and will cause its Subsidiaries not to:
          (a) Stock. (i) Authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of Company Common Stock or Partnership LP Units (or similar interests) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Common Stock upon redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement or as a result of the exercise of Company Options issued prior to the date hereof, or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement.
          (b) Dividends; Etc. Except as provided in Section 7.01, (i) make, declare, pay or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary of the Company, other than (A) regular quarterly cash dividends on Company Common Stock in an amount at least equal to the greater of (i) $0.25 per share or (ii) the Company’s estimated “REIT taxable income” (as such term is used in Section 857(a) of the Code) for the quarter and for any prior quarters (to the extent not previously distributed by way of dividend or otherwise to holders of Company Common Stock) and to avoid the imposition of income or excise Taxes on the Company, as reasonably determined by the Company (and corresponding distributions with respect to Partnership LP Units) (with the difference between (x) the estimated “REIT taxable income” referred to in clause (ii) divided by the number of shares of Company Common Stock issued and outstanding on the date of the distribution of the estimated “REIT taxable income” referred to in clause (ii) and (y) $0.25 per share, being referred to herein as the “Excess Dividend Amount”); (B) regular quarterly cash dividends required to be paid on Company Preferred Stock; and (C) dividends paid by any of the Partnership or any wholly-owned Subsidiary of the Company so long as such dividends are only paid to the Company, the Partnership or any wholly-owned Subsidiary of the Company; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.
          (c) Compensation; Employment Agreements; Etc. Except as may be required by written contractual commitments or corporate policies in effect prior to the date of this Agreement (copies of which have been provided to Acquiror prior to the date of this Agreement) or by applicable Law: (i) materially increase the compensation or benefits payable or to become payable to its directors, executive officers or employees or pay any bonus or make any new stock awards to its directors, executive officers or employees (except for normal annual increases in base salary and stock awards in the ordinary course consistent with past practice); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Subsidiary of the Company, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan.
          (d) Acquisitions. Except as disclosed in the SEC Reports or a Company press release, in each case, filed in the case of the SEC Reports, or released, in the case of a Company press release, since January 1, 2007 and prior to the date hereof, (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property or asset for consideration in excess of $1,000,000 in the aggregate; provided, that the Company and its Subsidiaries may not acquire any corporation, partnership, limited liability company, joint venture, any property or asset which would require the treatment of any Person as a Taxable REIT Subsidiary; provided, further, that the Company and its Subsidiaries may acquire assets (other than real property) in the ordinary course of business consistent with past practice, or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on (or enter into any Contract to develop or construct) any Company Property.
          (e) Liens. Create, incur or permit any Lien not in existence on the date hereof material to the Company or any of its Subsidiaries.
          (f) Indebtedness. Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (A) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the existing credit facilities of the Company or its Subsidiaries, (B) indebtedness for borrowed money incurred in connection with the amendment, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement, but only if (x) the aggregate principal amount thereof is not increased thereby and (y) the indebtedness for borrowed money incurred in connection with the modification, refunding, renewal, refinancing or replacement of existing indebtedness is not for a term greater than the existing indebtedness and does not have any material change in its other terms and conditions from the terms and conditions of the existing indebtedness, (C) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $10,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole and on terms and conditions materially consistent with the indebtedness for borrowed money with a maturity of not more than one year of the Company and its Subsidiaries existing as of the date hereof, (D) indebtedness for borrowed money incurred in order for the Company to pay dividends as set forth in Section 4.01(b) (and corresponding distributions with respect to Partnership LP Units), to pay the dividend described in Section 7.01 and to comply with Section 4.01(q), and, in each case, on terms and conditions reasonably acceptable to Acquiror or (E) inter-company indebtedness among the Company, the Partnership and wholly-owned Subsidiaries of the Company.
          (g) Debt Payment and Capital Expenditures. (i) (A) Pre-pay any long-term debt (other than borrowings under the Company’s revolving credit facility in the ordinary course of business) in an amount not to exceed $25,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole; provided, that any prepayment of such long-term debt shall not result in any prepayment penalties or similar costs and expenses, or (B) other than with respect to any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), pay, discharge or satisfy any liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business and in accordance with their terms or (ii) make any capital expenditures or commitments for capital expenditures in excess of $500,000 in the aggregate, except for (W) expenditures required to be made pursuant to Organizational Documents or Material Contracts (as in effect on the date hereof), (X) to the extent required under any of the Property Documents (as in effect on the date hereof), expenditures to maintain the Company Properties in working order, or (Y) emergency expenditures for the protection of the Company Properties in the ordinary course consistent with past practice.
          (h) Governing Documents. Amend or otherwise change any provision of the Organizational Documents, except as may be required by this Agreement.
          (i) Accounting Methods. Change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or Law).
          (j) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Agreement, enter into, or terminate any Material Contract or Property Document, or amend or modify in any material respect any of its existing Material Contracts or Property Documents that has, or will have, a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or any of its Subsidiaries, as the case may be, by notice of ninety (90) days or less. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit or restrict the Company from terminating, electing not to renew or otherwise modifying or amending any Management Agreement, or entering into a new management agreement, with respect to any Company Property, in each case, in the ordinary course of business consistent with past practice.

          (k) Claims. Settle or compromise any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), other than settlements or compromises involving only the payment of monetary damages not in excess of $100,000 in the aggregate.
          (l) Tax Methods. Make any material tax election or settle or compromise any material liability for Taxes; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”)).
          (m) Sale of Properties. Sell or otherwise dispose of any Company Property, including any portion thereof or any interest therein.
          (n) Liquidation, Etc. Adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution.
          (o) Insurance. Fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies covering the Company, Company Properties, Subsidiaries of the Company and their respective properties, assets and businesses.
          (p) Loans; Advances; Etc. Make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company, the Partnership or any wholly-owned Subsidiary of the Company).
          (q) Maintenance of REIT Status. Take any action, or fail to take any action, which can reasonably be expected to cause (i) the Company to fail to qualify as a REIT, (ii) any Subsidiary of the Company that is set forth as a Taxable REIT Subsidiary in Section 5.02(n)(vii) of the Disclosure Letter to fail to qualify as a Taxable REIT Subsidiary under Section 856(l) of the Code, (iii) any Subsidiary of the Company that is set forth as a “qualified REIT subsidiary” in Section 5.02(n)(vii) of the Disclosure Letter to cease to be treated as a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code, or (iv) any other Subsidiary of the Company to cease to be treated as a partnership or disregarded entity for federal income tax purposes.
          (r) Other Actions. Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES
     5.01 Disclosure Letter. Concurrently with the execution and delivery of this Agreement, the Company is delivering to Acquiror a Disclosure Letter with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Letter”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Disclosure Letter with respect to a particular representation or warranty contained in Section 5.02 herein shall be deemed to be an exception or qualification with respect to all other representations or warranties contained in Section 5.02 herein to which the relevance of such item is readily apparent. Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 5.02 herein.
     5.02 Representations and Warranties of the Company. Subject to the exceptions and qualifications set forth in the Disclosure Letter, or except as set forth in SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any risk factor section and in any section relating to forward looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company and the Partnership hereby represent and warrant to Acquiror, Merger Subsidiary and Partnership Merger Subsidiary that:
          (a) Existence; Good Standing; Authority; Compliance with Law.
               (i) The Company is a corporation duly incorporated, validly existing under the laws of the State of Tennessee and in good standing with the TN Secretary. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (ii) Section 5.02(a)(ii) of the Disclosure Letter sets forth: (i) each Subsidiary of the Company; (ii) the legal form of each Subsidiary of the Company, including the state of formation; and (iii) the identity and ownership interest of each of such Subsidiaries that is held by the Company or its Subsidiaries.
               (iii) Each of the Subsidiaries of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (iv) Except as set forth in Section 5.02(a)(iv) of the Disclosure Letter, all of the outstanding equity or voting securities or other equity interests of each of the Subsidiaries of the Company have been validly issued and are (i) fully paid and nonassessable, (ii) owned by the Company or by one of its Subsidiaries.
               (v) The Company has previously made available to Acquiror complete copies of the Company Charter, Company Bylaws, the Trust Agreement and the Partnership

Agreement, each as amended through, and as in effect on, the date hereof (the “Organizational Documents”).
               (vi) Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or Compensation Committee of the Company Board actually awarded such Company Option, and (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the financial statements of the Company, respectively.
          (b) Capitalization.
               (i) The authorized shares of stock of the Company consist of 100,000,000 shares of Company Common Stock, of which, as of June 20, 2007, 55,058,698 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which, as of June 20, 2007, 3,450,000 shares of Company Series B Preferred Stock and 2,400,000 shares of Company Series C Preferred Stock were issued and outstanding. As of June 20, 2007, (a) 411,000 shares of Company Common Stock have been reserved for issuance pursuant to the Company Stock Plan and Company Options representing 14,000 shares of Company Common Stock were outstanding, and (b) 898,171 shares of Company Common Stock have been reserved for issuance upon the redemption of Partnership LP Units pursuant to the terms of the Partnership Agreement.
               (ii) As of the date hereof, the Company and its Subsidiaries have outstanding indebtedness for borrowed money equal to $686,327,000 in principal amount. Section 5.02(b)(ii) of the Disclosure Letter sets forth a list of all such instruments under which such indebtedness for borrowed money is issued, their outstanding principal amounts and any accrued and unpaid interest as of May 31, 2007, interest rates, maturity dates, and any remaining interest payment dates (including the amount of interest to be paid on such dates). Other than the Partnership LP Units, there are no outstanding bonds, debentures, notes or other similar obligations of the Company or any Subsidiary of the Company, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.
               (iii) Except for the Partnership LP Units and the Company Options set forth in Section 5.02(b)(iii) of the Disclosure Letter, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any Company Common Stock or any instrument that is convertible into or exercisable or exchangeable for Company Common Stock. Section 5.02(b)(iii) of the Disclosure Letter sets forth a list of outstanding Company Options, the number of shares subject to each Company Option and the per share exercise price for each Company Option. Except as set forth in Section 5.02(b)(iii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

               (iv) There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock.
               (v) Except as set forth in the Organizational Documents, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities or the securities of any of its Subsidiaries under the Securities Act.
               (vi) The Company is the sole general partner of the Partnership. Section 5.02(b)(vi) of the Disclosure Letter sets forth a list of all holders of Partnership LP Units, including the number of Partnership LP Units held. Except as set forth in the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), or Section 5.02(b)(vi) of the Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership, the Company or any Subsidiary of the Company to issue, repurchase, redeem, transfer or sell any partnership interests of the Partnership.
               (vii) As of the date of this Agreement, the Company has paid all dividends required to be paid on Company Preferred Stock, and there are no accumulated, accrued and unpaid dividends required to be paid on Company Preferred Stock.
          (c) Authority Relative to this Agreement.
               (i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. No further corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger (other than (A) the Shareholder Approval and (B) the filing and recordation of appropriate merger documents as required by the TBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (ii) The Partnership has all necessary limited partnership power to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other partnership proceedings on the part of the Partnership, including actions of the general partner of the Partnership, are necessary to authorize this Agreement or to consummate the Partnership Merger other than the filing and recordation of appropriate Partnership Merger documents as required by the TRULPA). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (iii) The Company Board has duly and validly authorized the execution and delivery of this Agreement and adopted this Agreement and the Company Merger. The Company Board has recommended the approval of the Company Merger and this Agreement by the holders of the Company Common Stock. Approval of the Company Merger and this Agreement by the shareholders of the Company requires only the affirmative vote of a majority of all votes entitled to be cast by the holders of all outstanding Company Common Stock as of the record date for the Shareholder Meeting (the “Shareholder Approval”) and no other vote or consent.
          (d) No Conflict; Required Filings and Consents.
               (i) Except as set forth in Section 5.02(d) of the Disclosure Letter, the execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, (A) subject to the receipt of the Shareholder Approval, conflict with or violate the Organizational Documents, (B) assuming that all consents, approvals, authorizations and other actions described in Section 5.02(d) of the Disclosure Letter have been obtained and all filings and obligations described in Section 5.02(d) of the Disclosure Letter have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, writ or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, undertaking, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”), except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (ii) The execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), (2) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Mergers to be sent to the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”), (3) the filing of the Articles of Merger with the TN Secretary, (4) the filing of the Partnership Merger Certificate with the TN Secretary and (5) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), or (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          (e) Permits; Compliance. Except as set forth in Section 5.02(e) of the Disclosure Letter, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including, without limitation, all liquor licenses), permits, consents, certificates, approvals and orders of any Governmental Authority necessary for the lawful conduct of its business as it is now being conducted (the “Applicable Permits”), except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets is bound or affected, or (ii) any Contract or Applicable Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
          (f) SEC Filings; Financial Statements.
               (i) The Company has filed all forms, reports and other documents (including all exhibits, statements and schedules) required to be filed by it with the SEC since December 31, 2004 (the “SEC Reports”). The SEC Reports, each as amended, (i) have been prepared in accordance with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed or as amended, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (ii) Each of the consolidated financial statements (including, in each case, any notes thereto) included in or incorporated by reference into the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position, results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
               (iii) The Company and each of its officers and directors are in compliance with, and have complied since the enactment thereof, in each case in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
               (iv) The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting.
          (g) Absence of Certain Changes or Events. (i) Since January 1, 2007, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and (ii) since January 1, 2007 through the date hereof, except as set forth in Section 5.02(g) of the Disclosure Letter, each of the Company and its Subsidiaries have not (x) made, declared, paid or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary of the Company, other than (A) regular quarterly cash dividends on Company Common Stock in an amount equal to $0.25 per share, (B) regular quarterly cash dividends required to be paid on Company Preferred Stock; and (C) dividends paid by any of the Partnership or any wholly-owned Subsidiary of the Company to the Company, the Partnership or any wholly-owned Subsidiary of the Company or (y) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise as an accommodation became responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money
          (h) Litigation. There is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries or any of its or their respective properties or assets that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or that questions the validity of this Agreement or seeks to challenge or prevent or enjoin, alter or materially delay the Mergers.
          (i) Employee Benefit Plans.
               (i) Section 5.02(i)(i) of the Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its Subsidiaries is a party, or which are sponsored by the Company or any of its Subsidiaries for the benefit of any employee, officer or director of the Company or any of its Subsidiaries, and (ii) any contracts, arrangements or understandings between the

Company or any of its Affiliates and any employee of the Company or of any of its Subsidiaries, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Benefit Plans”). The Company has made available to Acquiror a true and correct copy of (i) each written Benefit Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law, and (iv) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code.
               (ii) Each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Benefit Plan in accordance with its terms and applicable Laws would not be reasonably expected to have a Company Material Adverse Effect. No Action, claim or proceeding is pending or, to the knowledge of the Company threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) that would reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made.
               (iii) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.
               (iv) No Benefit Plan is, and neither the Company nor any of its Subsidiaries contributes to or has at any time contributed to any Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.
               (v) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-

month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.
               (vi) Except as set forth in Section 5.02(i)(vi) of the Disclosure Letter, neither the execution and delivery of this Agreement, the Shareholder Approval nor the consummation of the transactions contemplated hereby, will (a) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or increase the amount payable or result in any other material obligation pursuant to any Benefit Plan, (b) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (c) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Company to merge, amend or terminate any of the Company Benefit Plans or (d) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.
               (vii) Except as set forth in Section 5.02(i)(vii) of the Disclosure Letter, none of the Benefit Plans nor any collective bargaining agreements provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.
               (viii) All Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.
          (j) Labor Matters. Except as set forth in Section 5.02(j) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries. There are no grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract, and there is no pending or threatened, nor has there been for the past five years, any strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries.
          (k) [Intentionally left blank]
          (l) Property and Leases.
               (i) Section 5.02(l)(i) of the Disclosure Letter sets forth a correct and complete list, property address and description of the principal function conducted at each parcel of real property (x) owned in fee by the Company, the Partnership and/or their respective Subsidiaries (each a “Company Property Owner”), and sets forth the particular Company Property Owner that owns each such parcel of real property (collectively, the “Owned Real Properties”), and (y) ground leased by a Company Property Owner (collectively, the “Ground Leased Properties”), pursuant to a ground lease (collectively, the “Ground Leases”) and sets forth the particular Company Property Owner that serves as ground lessee (i.e., owns the ground-leasehold estate), the name of the ground lessor under each (each, a “Ground Lessor”), and the date of each Ground Lease. Except as set forth in Section 5.02(l)(i) of the Disclosure Letter, no Company

Property Owner or, to the knowledge of the Company, any other party to any Ground Lease, is in default under any Ground Lease, which would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Ground Leases is valid, binding and in full force and effect as against the applicable Company Property Owner. No Company Property Owner has assigned its interest in any of the Ground Leases or sublet any part of the premises thereby or exercised any option or right thereunder except as, in each case, would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No penalties are accrued or unpaid under any Ground Lease, except for penalties that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All such Ground Leased Properties and Owned Real Properties, together with all buildings, structures, hotels, parking lots, convention centers, meeting facilities, restaurant, bar and lounge facilities and all other furnishings, improvements, equipment and fixtures located on or under such Ground Leased Properties and Owned Real Properties, and all easements, rights and other appurtenances to such Ground Leased Properties and Owned Real Properties, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties.” The applicable Company Property Owner, as set forth in Section 5.02(l)(i) of the Disclosure Letter, owns good and valid fee simple title to the Owned Real Properties, and the applicable Company Property Owners own good and valid leasehold title to the Ground Leased Properties, in each case, as indicated in Section 5.02(l)(i) of the Disclosure Letter, and in each case free and clear of any Liens, rights of way and similar encumbrances, title defects or covenants or written agreements affecting building use or occupancy, or reservations of interests in title (collectively, “Property Restrictions”), except for (A) Permitted Liens, (B) Property Restrictions imposed or promulgated by Law or by any Governmental Entity and (C) other matters; provided, however, in the case of clauses (B) and (C) above, such matters do not, individually or in the aggregate, have a Company Material Adverse Effect (such matters in clauses (A), (B) and (C) above, collectively, “Permitted Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (A) Liens for Taxes not yet delinquent or, for the calendar year in which the Closing occurs, as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (B) any matter disclosed in the Company Title Reports, (C) Liens and obligations arising under Material Contracts, (D) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens for construction in progress arising in ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company, (E) mortgages and deeds of trust granted as security for financings listed or described in the Disclosure Letter and (F) any other Lien not specifically addressed in clauses (A) through (E) of this sentence which would not reasonably be expected to have a Company Material Adverse Effect.
               (ii) The Company and each of its Subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2007, except as since sold or otherwise disposed of in the ordinary course of business), or used by them in the ordinary course of business, free and clear of all Liens, except for Permitted Encumbrances.

               (iii) Except as set forth in Section 5.02(l)(iii) of the Disclosure Letter, and except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, each real property lease or sublease (other than the Ground Leases) to which any Company Property Owner is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, has been provided or made available to Acquiror prior to the date hereof (collectively, the “Space Leases”). Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no Company Property Owner has received notice that it is in default or violation of any Space Lease. No Company Property Owner has beached or is in default of any material provision of any Space Lease, which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
               (iv) The Company has made available to Acquiror a copy of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property (together with any amendment, guarantees and any ancillary documents and agreements related thereto, collectively, “Franchise Agreements”). Each Franchise Agreement is valid, binding and in full force and effect as against the Company or its Subsidiaries, and, to the Company’s knowledge, as against the other party thereto. Section 5.02(l)(iv) of the Disclosure Letter sets forth a true and complete list of the Company Properties that are subject to a Franchise Agreement or in respect of which any Company Property Owner is otherwise bound, describes the Company Property that is subject to such Franchise Agreement, the Company Property Owner that is a party, and the date of such Franchise Agreement. Except as disclosed on Section 5.02(l)(iv) of the Disclosure Letter, no Company Property Owner has received or delivered written notice under any of the Franchise Agreements of any default that has not been cured that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.02(l)(iv) of the Disclosure Letter and as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, no Company Property has suffered any uninsured casualty or other damage that has not been repaired or is not contemplated to be repaired within the Company Property’s current budgets for operations and capital expenditures (including ongoing product improvement plan (PIP) obligations).
               (v) The Company has made available to Acquiror a true, correct and complete title report and a survey with respect to each Company Property (collectively, the “Company Title Reports”) prior to the date hereof. Valid policies of title insurance (collectively, the “Title Policies”) have been issued to each Company Property Owner insuring such Company Property Owner’s fee simple title or ground leasehold estate to each Company Property, and no claims have been made against any such Title Policies that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (vi) Section 5.02(l)(vi) of the Disclosure Letter sets forth each Contract to which the Company or any Subsidiary of the Company is a party as of the date of this Agreement (i) for the acquisition, option to acquire, lease, develop or construct any Company Property or any other real property or Company Property that reasonably would be expected to result in total payments or liability of the Company or any Subsidiary in excess of $5,000,000 or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) or lease any Company Property or any other real property that reasonably would be expected to result in total payments or liability of the Company or any Subsidiary in excess of $5,000,000.
               (vii) None of the Company Properties is subject to any decree or order of any Governmental Authority to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, which would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. None of the Company Property Owners has received any written notice from a Governmental Authority to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, which violations have not been cured, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. No Company Property Owner has received notice of any violation of any material covenants, conditions or restrictions affecting any Company Property that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (viii) Prior to the date hereof, the Company has made available to Acquiror a copy of each management agreement pursuant to which any third party manages or operates any Company Property on behalf of any Company Property Owner (together with each amendment thereto collectively, the “Management Agreements”). Each of the Management Agreements is valid, binding and in full force and effect as against the applicable Company Property Owner and, to the Company’s knowledge, as against the other party thereto. Section 5.02(l)(vii) of the Disclosure Letter lists each Management Agreement pursuant to which any Company Property is subject or in respect of which any Company Property Owner is otherwise bound, and describes the Company Property that is subject to such Management Agreement, the Company Property Owner that is a party, and the date of such Management Agreement. Except as disclosed on Section 5.02(l)(iv) of the Disclosure Letter, no Company Property Owner has received or delivered written notice under any of the Management Agreements of any default that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Company Property Owner that would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (ix) Neither the Company nor any of its Subsidiaries (or any Company Property Owner) has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire any Company Property that would be triggered by the Mergers.

Notwithstanding anything to the contained herein, for purposes of this Section 5.02(l), as the context requires, the term “Company Property Owner” shall mean “the applicable Taxable REIT Subsidiary pursuant to an Operating Lease with the Company Property Owner.”
          (m) Intellectual Property. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not and have not infringed the Intellectual Property rights of any third parties and (ii) with respect to Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.
          (n) Taxes.
               (i) Tax Returns and Liability. The Company and its Subsidiaries have (A) timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (B) paid all Taxes shown as due on such Tax Returns, except where (i) such payments are being contested in good faith by appropriate proceedings or (ii) where failure to pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (C) never been parties to or bound by any Tax sharing arrangement, (D) never been members of an affiliated, combined, consolidated or unitary Tax group other than such a Tax group of which the Company, or a Taxable REIT Subsidiary, is or was the common parent, (E) no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision under state, local or foreign Law), as a transferee or successor, by contract or otherwise, and (F) not entered into (and no Governmental Authority has issued with respect to them) any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings.
               (ii) Audit. No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Tax authority or other Governmental Authority, and neither the Company nor any of its Subsidiaries has received written notice that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries.
               (iii) Other Tax Jurisdictions. No claim has been made in writing by a taxing authority or other Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary is or may be subject to material taxation by that jurisdiction.
               (iv) Tax Liens. There are no material Liens for Taxes upon any assets of the Company or any Subsidiary thereof, except for Liens for Taxes not yet delinquent.

               (v) REIT Status. Commencing with its taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code through the Company Merger Effective Time. To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing.
               (vi) REIT-Related Taxes. The Company has not incurred any liability for Taxes under Sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or from “redetermined rents, redetermined deductions or excess interest” described by Section 857(b)(7) of the Code. Neither the Company nor its Subsidiaries holds any asset the disposition of which would be subject to the rules similar to Section 1374 of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which would reasonably be expected to result in any Tax described in the preceding sentences being imposed on the Company.
               (vii) Subsidiary Corporations. No Subsidiary of the Company is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a Taxable REIT Subsidiary. A complete list of each Taxable REIT Subsidiary and qualified REIT subsidiary is set forth in Section 5.02(n)(vii) of the Disclosure Letter.
               (viii) Taxable REIT Subsidiaries. To the extent the Company owns any stock, directly or indirectly, in a Taxable REIT Subsidiary, as defined in Section 856(l) of the Code, (A) the Taxable REIT Subsidiary has fully complied with the requirements in Section 856(l)(3) and (4) of the Code, relating to (1) restrictions on operating or managing a lodging facility or healthcare facility, and (2) restrictions on providing to any person rights to a brand name under which any lodging facility or healthcare facility is operated, (B) with respect to any amounts treated by the Company as qualified rents from real property for purposes of Section 856(c) of the Code, and which were received from a Taxable REIT Subsidiary of the Company for the lease of a qualified lodging facility as defined in 856(d)(9)(D) of the Code, such lodging facility has been operated at all times on behalf of the Taxable REIT Subsidiary by a person who qualified as an eligible independent contractor within the meaning of Section 856(d)(8) and 856(d)(9) of the Code, and whose agreements and relations with the Company and the Taxable REIT Subsidiaries have been at all times negotiated and maintained on an arm’s length basis.
               (ix) Subsidiary Partnerships. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company (a) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, and (b) to the extent applicable, has an election under Section 754 of the Code in effect.
               (x) Reportable Transactions. The Company and its Subsidiaries are not required to make any disclosure to the IRS with respect to a “reportable transaction” pursuant to Section 1.6011-4 of the Treasury Regulations.

               (xi) Tax Protection Agreements. Neither the Company nor its Subsidiaries has entered into or is subject, directly or indirectly, to any Tax Protection Agreements which have not expired. As used herein, a “Tax Protection Agreement” is a Contract, (A) that, as one of its purposes, permits a person or entity to reasonably take the position that such Person could defer federal taxable income that otherwise might have been recognized, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or its Subsidiaries, (ii) requires that the Company or its Subsidiaries maintain, put in place or replace indebtedness, whether or not secured by one or more of its properties, or (iii) requires that the Company or its Subsidiaries offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of the Company or its Subsidiaries.
          (o) Environmental Matters.
               (i) Neither the Company nor any Subsidiary of the Company is in violation of or has incurred any liability under any applicable Law, common law standard of conduct or order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including Laws and regulations relating to the release or threatened release of any Hazardous Substances to underground storage tanks or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”), except for any violation or liability which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect;
               (ii) Neither the Company nor any Subsidiary of the Company has received any written notice of, and there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non compliance or violation, investigation or proceedings relating to Hazardous Substances or any Environmental Law against or affecting the Company or any of the Subsidiaries of the Company except for any such actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings which, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect;
               (iii) The Company and its Subsidiaries have not used, and have not permitted the use of, any Company Property for activities or operations that involve the handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing into the environment or otherwise dealing with any Hazardous Substances, except for Hazardous Substances utilized in the ordinary course of maintaining such real properties or utilized in the ordinary course of business at the Company Properties; provided, that such use would not, in the ordinary course of business, reasonably be expected to violate or result in liability under applicable Environmental Laws and except for any such handling, use, processing, manufacturing, generating, producing, storing, refining, recycling, transporting, spilling, pumping, pouring, emitting, emptying, discharging, injecting, burying, leaching, dumping, disposing of or releasing which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; and
               (iv) There is no seepage, leaking, escaping, leaching, discharging, injection, release, emission, spill, pumping, pouring, emptying, dumping or other release (collectively, a “Release”) or threatened Release of Hazardous Substances into the environment (including structures) at, on, under, about or emanating from any (A) Company Properties, (B) any former properties at which a Release or threatened Release of Hazardous Substances into the environment occurred when the Company or a Subsidiary of the Company owned or leased such properties, or (C) to the knowledge of the Company, off site locations to which Hazardous Substances were shipped for treatment, storage, disposal or handling, except in accordance with applicable Environmental Laws or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
               (v) There are no Actions or orders concerning the Company or any Company Property relating to any Environmental Laws and there are no environmental indemnities affecting the Company or any Company Property which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
          Notwithstanding any other provision of this Agreement, this Section 5.02(o) sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws, releases to the environment or other environmental matters.
          (p) Material Contracts.
               (i) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.02(p)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract that, as of the date hereof:
                    (1) is a “material contract” (as such term is used for purposes of Item 601(b)(10) of Regulation S-K of the SEC);
                    (2) relates to employment, severance, change in control or termination with officers, directors or employees of the Company or any Subsidiary of the Company;
                    (3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect;
                    (4) involves (or upon termination would or would reasonably be likely to involve) or is reasonably likely to involve the payment or receipt of amounts by the Company or its Subsidiaries of more than $250,000 in the aggregate (the Contracts described in clauses (1)-(4), the Contracts filed as exhibits to the SEC Reports prior to the date of this Agreement and the Contracts set forth in Section 5.02(p)(i) of the Disclosure Letter being the “Material Contracts”).

               (ii) Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, and neither the Company nor any of its Subsidiaries is in default under any Material Contract, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.
          (q) Insurance. Section 5.02(q) of the Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and each of its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.02(q) of the Disclosure Letter that is held by, or for the benefit of, the Company or any of the Subsidiaries of the Company, other than as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. As of the date of this Agreement, the current annual premiums paid by the Company with respect to the current policies of directors’ and officers’ liability maintained by the Company and its Subsidiaries is $320,000.
          (r) Related Party Transactions. Except as set forth in Section 5.02(p)(i) or Section 5.02(r) of the Disclosure Letter or as disclosed in SEC Reports and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no material agreements or contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.
          (s) Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or the Partnership. The Company has made available to Acquiror a complete and accurate copy of all agreements and arrangements pursuant to which the Company Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
          (t) Opinion of Financial Advisor. The Company Board has received an opinion of the Company Financial Advisor, to the effect that the Company Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.
          (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5.02 of this Agreement, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Acquiror, Merger Subsidiary nor Partnership Merger Subsidiary has relied upon, any representation or warranty, whether express or implied, with respect to the Company, any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary by or on behalf of the Company or the Partnership or any Subsidiary of the Company.
     5.03 Representations and Warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereby jointly and severally represent and warrant to the Company and the Partnership as follows:
          (a) Corporate Organization.
               (i) Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Acquiror is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.
               (ii) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee. Merger Subsidiary is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.
               (iii) Partnership Merger Subsidiary is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Tennessee. Partnership Merger Subsidiary is duly qualified or licensed to do business and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the nature of the business it is currently conducting makes such qualification or licensing necessary.
          (b) Authority Relative to this Agreement.
               (i) Each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and, assuming due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid, legal and binding agreement of each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, enforceable against each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (ii) The sole member of Acquiror has duly and validly authorized the execution and delivery of this Agreement, and taken all limited liability company actions required to be taken by the articles of organization and operating agreement of Acquiror for the consummation of the Mergers and the other transactions contemplated hereby.
               (iii) The Board of Directors and the sole shareholder of Merger Subsidiary have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and taken all corporate actions required to be taken by the charter and bylaws of Merger Subsidiary for the consummation of the Company Merger and the other transactions contemplated hereby.
               (iv) Merger Subsidiary, as the sole general partner of Partnership Merger Subsidiary, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger and the other transactions contemplated hereby, and taken all corporate or similar actions required to be taken by the sole general partner of Partnership Merger Subsidiary for the consummation of the Partnership Merger.
          (c) Consents and Approvals; No Violations.
               (i) The execution and delivery of this Agreement by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s and Partnership Merger Subsidiary’s obligations hereunder will not, (A) conflict with or violate the articles of organization and operating agreement of Acquiror, the charter and bylaws of Merger Subsidiary or the limited partnership agreement of Partnership Merger Subsidiary or (B) conflict with or violate any Law applicable to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or by which any of its properties or assets is bound or affected, except in the case of clause (B) as would not prevent or materially delay consummation of the Mergers.
               (ii) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other Person, except (A) for (1) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (2) the filing with the SEC of the Proxy Statement and (3) the filing of the Articles of Merger with the TN Secretary, and (B)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Acquiror, Merger Subsidiary or Partnership Merger Subsidiary from performing its obligations under this Agreement.
          (d) Litigation. There is no Action pending or, to Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s knowledge, threatened against Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their respective properties or assets that questions the validity of this Agreement or any action to be taken by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the consummation of the Mergers.
          (e) Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the Mergers based upon arrangements made by and on behalf of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary.
          (f) Available Funds. Acquiror has delivered to the Company true, correct and complete copies of (i) executed commitment letter(s), pursuant to which the lending parties named therein have agreed to provide the debt amount set forth therein and (ii) executed equity commitment letter(s), pursuant to which the Guarantor has committed to invest the amount set forth therein. Such commitments will upon funding provide Acquiror sufficient funds to permit Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Company Merger and Partnership Merger and the other transactions contemplated hereby, including the payment of all related expenses. The commitment letters are legal, valid and binding obligations of the Guarantor and the other parties thereto, assuming due authorization, execution and delivery thereof by the other parties thereto, and are in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the financings referenced in the commitment letters, other than as set forth in the commitment letter(s). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Guarantor or Acquiror, Merger Subsidiary or Partnership Merger Subsidiary under any term or condition of the commitment letters. The Guarantor or Acquiror has fully paid any and all commitment fees or other fees required by the commitment letters to be paid on or before the date of this Agreement. As of the date of this Agreement, none of the commitment letters has been amended or modified and the respective commitments contained therein have not been withdrawn or rescinded.
          (g) Ownership of Merger Subsidiary; No Prior Activities. Merger Subsidiary is a direct wholly owned Subsidiary of Acquiror. Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no Subsidiaries other than Partnership Merger Subsidiary.
          (h) No Ownership of Company or Partnership Securities. Neither Acquiror nor any of its Subsidiaries, including Merger Subsidiary and Partnership Merger Subsidiary, owns any Company Common Stock or other securities of the Company or the Partnership.
          (i) Proxy Statement. The information to be supplied by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary relating to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which such statement is made, not misleading.
ARTICLE 6.
COVENANTS
     6.01 Shareholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC and (b) except if permitted to make a Change in Recommendation pursuant to Section 6.04, (i) include in the Proxy Statement the recommendation of the Company Board that the holders of Company Common Stock approve the Company Merger and (ii) use its commercially reasonable efforts to obtain Company Shareholder Approval. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender or exchange offer); provided, however, that if such disclosure has the substantive effect of withdrawing or adversely qualifying or modifying the recommendation of the Company Board that the Company’s shareholders approve the Company Merger and this Agreement, such disclosure shall be deemed to be a Change in Recommendation.
     6.02 Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement with the SEC under the Exchange Act and each of the Company and Acquiror shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror copies of all correspondence between the Company or any representative of the Company and the SEC. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. The Company shall give Acquiror and its counsel (i) the opportunity to review the Proxy Statement prior to its being filed with the SEC, (ii) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and (iii) a reasonable opportunity to review and reasonably comment on such documents or responses (including giving good faith consideration to all such comments). Each of the Company and Acquiror shall use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholder Meeting as soon as reasonably practicable.

     6.03 Access to Information; Confidentiality.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Company Merger Effective Time, (i) to all its properties (including, without limitation, any Company Property), books, Contracts, commitments, records, officers, employees, accountants, counsel and other representatives and (ii) to all other information concerning its business, properties (including, without limitation, any Company Property) and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize, in the good faith judgment of the Company in consultation with its legal counsel, any attorney-client privilege or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement and set forth in Section 6.03(a) of the Disclosure Letter. Acquiror shall, and shall cause its representatives to, take all reasonable efforts to prevent such access and inspection from unreasonably interfering with the business operations of the Company and its Subsidiaries.
          (b) All information obtained by Acquiror pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 19, 2007 (the “Confidentiality Agreement”), between Acquiror and the Company.
     6.04 Acquisition Proposals.
          (a) No Solicitation or Negotiation. Each of the Company and the Partnership agrees that, except as expressly permitted by this Section 6.04, neither it nor any Subsidiary of the Company nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its commercially reasonable efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives of its Subsidiaries, collectively, “Representatives”) not to, directly or indirectly:
               (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or
               (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or
               (iii) otherwise knowingly facilitate any such inquiry, proposal, offer, discussion or negotiations.
          Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Shareholder Approval is obtained, the Company may: (A) provide information in response to a request therefor by a Person with respect to a bona fide written Acquisition Proposal that was not solicited by the Company or the Partnership after the date hereof, if the Company or the

Partnership receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal, (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, or (C) after having complied with Section 6.04(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be likely to be inconsistent with the directors’ duties to the Company’s shareholders under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
          (b) Definitions. For purposes of this Agreement:
          “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company or any of its Significant Subsidiaries and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries and by way of a merger, tender offer, statutory share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company or any of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.
          “Superior Proposal” means a bona fide Acquisition Proposal not solicited in violation of this Agreement that the Company Board has determined in its good faith judgment, taking into account legal, financial and regulatory aspects of the proposal and the Person making the proposal, is more favorable to the Company’s shareholders from a financial point of view than the Company Merger. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that (i) that the reference to a proposal or offer with respect to a merger, tender offer, statutory share exchange, business combination or similar transaction involving the Company or the Partnership in clause (i) shall refer to such proposals or offers that relate to more than 50% of the voting power of the Company or the Partnership and (ii) all references to “20%” shall be deemed references to “50%”.
          (c) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board shall not:

               (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the recommendation of the Company Board that the Company’s shareholders approve the Company Merger; or
               (ii) except as expressly permitted by, and after compliance with, Section 9.01(d)(ii) hereof, cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar agreement (other than a confidentiality agreement in compliance with Section 6.04(a)) (an “Alternative Acquisition Agreement”) relating to any Superior Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Shareholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders approve the Company Merger and this Agreement, or approve, recommend or otherwise declare advisable any Superior Proposal, if the Company is not in violation of this Section 6.04 and the Company Board determines in good faith, after consultation with outside counsel, that a Superior Proposal exists and the failure to do so would be inconsistent with the directors’ duties to the Company’s shareholders under applicable Law (a “Change in Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) Business Days following Acquiror’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Company Board that it take such action and the basis therefor, including all necessary information under Section 6.04(d).
          (d) Existing Discussions. Each of the Company and the Partnership agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and the Partnership agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.04. Each of the Company and the Partnership also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.
          (e) Notice. Each of the Company and the Partnership agrees that it will as promptly as practicable (and, in any event, within 48 hours) notify Acquiror if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or any of its Representatives and indicate, in connection with such notice, the name of the Person who has made such inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter shall keep Acquiror reasonably informed of the status and material terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

     6.05 Further Action.
          (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective each of the Mergers, including, without limitation, using its commercially reasonable efforts to obtain all consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other Persons as are necessary for the consummation of the Mergers and to fulfill the conditions to the Closing and as Acquiror otherwise deems reasonably necessary or appropriate. Without the prior written consent of Acquiror, neither the Company, the Partnership nor any Subsidiary of the Company may (i) pay or commit to pay (or agree to commit to any other material obligation) to obtain any such consent, approval, authorization, qualification or order or (ii) enter into, modify or amend any Contract in connection with obtaining such consent, approval, authorization, qualification or order. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause its respective officers, employees and agents to take all such action.
          (b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and its advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority or required pursuant to any of the Property Documents, without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority or any counterparty to a Property Document with respect to each of the Mergers. To the extent practicable, and as permitted by a Governmental Authority or any Property Documents, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority or counterparty to such Property Documents.
          (c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of each of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
          (d) Notwithstanding anything to the contrary therein, the Company shall not, without the consent of Acquiror, be permitted to obtain any consent that will affect Acquiror or the Company to either of their material economic detriment, including any modification of any Contract or Company Permit. In connection with the obtaining of consents from third parties or obviating the need to obtain such consents, if reasonably requested by Acquiror, the Company shall or shall cause its Subsidiaries to execute any documents, agreements and instruments and take such other actions, in each case, to the extent reasonable and practicable, in accordance with applicable Law and the Company’s Organizational Documents and the applicable formation and governing contracts of the Subsidiaries of the Company, all in such order, form and substance as reasonably requested by Acquiror.
          (e) Acquiror (or, as applicable, the applicable Taxable REIT Subsidiary pursuant to an Operating Lease with the Company Property Owner) or a management company or one or more Subsidiaries of any one of those entities (the “Operator”) may, at its own cost and expense, pursue such license applications and other documents as Acquiror may deem necessary, in its sole discretion, for Acquiror or Acquiror’s Operator to obtain all licenses and/or permits with respect to each of the Company Properties that are necessary to serve or sell liquor, beer, wine and other alcoholic beverages from any restaurants, snack bars, bars, mini bars, lounges and other food and beverage sales locations located with any of the Company Properties (collectively, the “Liquor Licenses”); provided that no such action shall adversely affect the Company’s licenses or relationships with licensors. To the extent permitted by Law, and to the extent that Liquor Licenses are not currently held by the third party or its Subsidiary under a Management Agreement for a Company Property where such third party shall continue to operate such Company Property under such Management Agreement from and after the Company Merger Effective Time, the Company and its Subsidiaries shall use commercially reasonable efforts to transfer or cause to be transferred to Acquiror or Operator, all Liquor Licenses as of the Company Merger Effective Time. The Company and its Subsidiaries and Acquiror shall reasonably cooperate with each other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be reasonably necessary to effect such transfers and/or to permit Acquiror or Acquiror’s Operator to obtain new Liquor Licenses. If permitted under the Laws of the jurisdiction in which a Company Property is located, such parties shall execute or cause to be executed and file all reasonably necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to the Company Merger Effective Time, to the end that the transfer of the existing Liquor Licenses or Acquiror or Acquiror’s Operator’s obtaining new licenses shall take effect, if possible, at the Company Merger Effective Time.
     6.06 Public Announcements. Each of Acquiror and the Company agrees that no public release or announcement concerning the Mergers shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.
     6.07 Exculpation, Indemnification and Insurance.
          (a) Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under the Company Charter, Company Bylaws, the Partnership Agreement, the certificate of limited partnership of the Partnership or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries of the Company, from and after the Company Merger Effective Time, the Surviving Company and the Surviving Partnership, as applicable, shall:

(i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Date serving as a director or executive officer of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, provided that the Company Indemnified Party to whom any Expenses are advanced provides prior to the receipt of any funds in respect of such Expenses an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. The indemnification and advancement obligations of Acquiror, the Surviving Company and the Surviving Partnership pursuant to this Section 6.07(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, executive officer or other fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Company Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.07(a), including any Action relating to a claim for indemnification or advancement brought by a Company Indemnified Party. None of Acquiror, the Surviving Company nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Company Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Company Indemnified Party otherwise consents thereto.
          (b) Without limiting the foregoing, Acquiror, Merger Subsidiary and the Surviving Partnership agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, employees or other fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter or Company Bylaws (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries of the Company) shall be assumed by the Surviving Company in the Company Merger, without further action, at the Company Merger Effective Time, and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.
          (c) The Surviving Company shall (i) for a period of six years after the Company Merger Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter or Company Bylaws and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time) with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall Acquiror be required to pay annual premiums for insurance under this Section 6.07(c) which in the aggregate exceed 300% of the current annual premiums paid by the Company for such purpose; provided that Acquiror shall nevertheless be obligated to provide the maximum amount of such coverage, with respect to the entire six year period following the Company Merger Effective Time, as may be obtained for such 300% amount. The provisions of clause (ii) of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by Acquiror on behalf of the Surviving Company for purposes of this Section 6.07, which policies (together with Company’s existing policy) provide such directors and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.
          (d) If the Surviving Company, the Surviving Partnership or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or the Surviving Partnership assumes the obligations set forth in this Section 6.07. The parties acknowledge and agree that Acquiror guarantees the payment and performance of the Surviving Company’s and the Surviving Partnership’s obligations pursuant to this Section 6.07.
          (e) The provisions of this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.
     6.08 Employee Benefit Matters.
          (a) Each individual who is an employee of the Company or any of its Affiliates immediately prior to the Company Merger Effective Time (an “Employee”) shall be an employee of the Surviving Company or an Affiliate thereof immediately after the Company Merger Effective Time (each, a “Continuing Employee”). For purposes of this Section 6.08(a), the term Employee shall include any individual who, on the Closing Date, is on a medical or disability leave of absence or any other approved leave of absence. For a period of eighteen months from and after the Closing Date, with respect to each Continuing Employee who remains an employee of the Surviving Company or any Affiliate of the Surviving Company, Acquiror shall or shall cause the Surviving Company or an Affiliate thereof to provide compensation and benefits (including, without limitation, salary or wages (as appropriate), bonus, severance benefits, health, life and disability insurance) that are no less favorable to such Continuing Employee and any dependents and beneficiaries of such Continuing Employee, as appropriate, than those provided by the Company and its Affiliates to such Continuing Employee and any dependents and beneficiaries immediately prior to the Closing. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan or, (2) give any third party any right to enforce the provisions of this Section 6.08.
          (b) With respect to each health, welfare, retirement and paid-time-off benefit plan, including without limitation each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained by Acquiror, the Surviving Company or any Affiliate of Acquiror (collectively, the “Acquiror Benefit Plans”) and in which any Continuing Employee participates after the Company Merger Effective Time, Acquiror shall cause such Acquiror Benefit Plan to recognize the service of each such Continuing Employee prior to the Company Merger Effective Time with the Company and its Affiliates as employment with Acquiror and its Affiliates for all purposes, including eligibility and benefit entitlement, but not for purposes of benefit accrual under a “defined benefit plan” (as defined in Section 3(35) of ERISA) and not to the extent that it would result in duplication of benefits, under each such Acquiror Benefit Plan. In addition, Acquiror shall cause each Acquiror Benefit Plan, as applicable, to (i) waive all limitations as to preexisting conditions exclusions, “at-work requirements” and waiting periods, except to the extent that comparable limitations, “at-work requirements” or waiting periods would have continued to apply to such Continuing Employees under a corresponding Benefit Plan after the Company Merger Effective Time, and (ii) provide each Continuing Employee with credit for any co-

payments and deductibles paid under any Benefit Plan in the plan year that includes the Company Merger Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Acquiror Benefit Plans.
          (c) From and after the Company Merger Effective Time, Acquiror shall cause the Surviving Company and the Surviving Partnership to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) applicable to Continuing Employees.
          (d) With respect to those employee benefit plans and agreements covering Continuing Employees that may be or become subject to Code Section 409A, from and after the Closing Date, Acquiror shall make reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate to prevent excise tax and other tax penalties under Code Section 409A from applying to payments or benefits under such plans or agreements, provided, however, that such efforts shall not result in any additional cost to the Company, Acquiror or any of their Subsidiaries.
     6.09 Transfer Taxes. Each of Acquiror, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property (including, without limitation, any Company Property) transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock and Partnership LP Units, all Transfer Taxes.
     6.10 Limited Guarantee. Acquiror shall cause Whitehall Street Global Real Estate Limited Partnership 2007 (the “Guarantor”) to duly authorize, execute and deliver to the Company and the Partnership the Limited Guarantee of even date herewith in the form attached hereto as Exhibit B (the “Limited Guarantee”).
     6.11 Cooperation with Financing. Prior to the Closing, the Company and the Partnership shall provide to Acquiror, and shall each use its commercially reasonable efforts to cause its respective officers, employees and advisors, including legal and accounting employees and advisors, of the Company and the Partnership to provide to Acquiror, all cooperation reasonably requested by Acquiror in connection with financing the transactions contemplated by this Agreement, including any matter in respect of prepayment, defeasance or other release, extinguishment or modification of the existing indebtedness of the Company and its Subsidiaries (the “Financing”), including (i) participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) assisting Acquiror in its ability to execute and deliver any pledge and security documents, other definitive documents related to the Financing, or other certificates, legal opinions or documents as may be reasonably required of Acquiror, (iv) using commercially reasonable efforts to enable Acquiror to (x) obtain accountants’ and franchisors’ comfort letters, legal opinions, certificates, surveys and title insurance (including endorsements) as reasonably requested by Acquiror and (y) negotiate and enter into Ground Lease amendments with ground lessors, and obtain estoppel certificates, in each case, to the extent necessary to comply with lender or rating agency requirements, and obtain the consent of ground lessors under the ground leases, to the extent required under a ground lease, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Acquiror. Acquiror shall, promptly upon request by the Company or the Partnership, reimburse the Company or the Partnership for all reasonable, documented out-of-pocket costs incurred by the Company, the Partnership or Subsidiaries of the Company, as applicable, in connection with the Company’s and the Partnership’s obligations hereunder and shall indemnify and hold harmless the Company, the Partnership, the Subsidiaries and their respective directors, officers, partners, employees and advisors, including legal and accounting employees and advisors for actions taken in accordance with this Section 6.11; provided, that such actions taken by them were at the direction of Acquiror.
ARTICLE 7.
ADDITIONAL AGREEMENTS
     7.01 Pre-Closing Dividend. The Company and the Partnership shall declare a cash dividend/distribution payable to holders of Company Common Stock and Partnership LP Units, respectively, the record date for which shall be the close of business on the last Business Day prior to the Company Merger Effective Time. The per share amount of such dividend on Company Common Stock (and corresponding per Partnership LP Unit distribution) shall be an amount equal to the Company’s most recent quarterly dividend rate with respect to the Company Common Stock, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Company Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend/distribution is declared.
ARTICLE 8.
CONDITIONS TO CONSUMMATION OF THE MERGERS
     8.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:
          (a) Company Shareholder Approval. The Company Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the Company Common Stock constituting the Shareholder Approval.
          (b) No Order. No Governmental Authority in the United States shall have enacted, enjoined, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restraining, enjoining, restricting, preventing or prohibiting consummation of the Mergers (each, an “Order”).

     8.02 Conditions to the Obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary. The obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Mergers are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of the Company and the Partnership in this Agreement shall be true and correct (without giving effect to any limitation as to any “materiality” or “Company Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.02(a) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.02(b), Section 5.02(c), Section 5.02(f)(ii) and Section 5.02(l)(ix) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.
          (b) Agreements and Covenants. The Company and the Partnership shall have performed, in all material respects, all material obligations and complied with, in all material respects, the material agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.
          (c) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).
          (d) Opinion of Counsel. Acquiror shall have received a tax opinion of Hunton & Williams LLP, tax counsel to the Company or other counsel reasonably satisfactory to Acquiror, dated as of the Closing Date and in the form of Exhibit A attached hereto, regarding the status of the Company as a REIT under the Code. In rendering the tax opinion, such counsel shall be entitled to rely on customary assumptions, qualifications, and representations as to factual matters (but not legal conclusions), provided, however, that such assumptions, qualifications, and representations are set forth in writing and are reasonably satisfactory to Acquiror.
          (e) Treatment of Equity Inns Trust as Disregarded Entity. Acquiror shall have received evidence that Equity Inns Trust is (i) organized as an entity that will be treated as a disregarded entity of the Merger Subsidiary as of the Company Merger Effective Time, or (ii) has converted, immediately before the Closing, into a limited liability company that will be so treated.
     8.03 Conditions to the Obligations of the Company and the Partnership. The obligations of the Company and the Partnership to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.
          (b) Agreements and Covenants. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.
          (c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).
ARTICLE 9.
TERMINATION
     9.01 Termination. This Agreement may be terminated at any time prior to the Company Merger Effective Time in writing (the date of any such termination, the “Termination Date”):
          (a) by the mutual written consent of Acquiror and the Company;
          (b) by either the Company or Acquiror upon written notice to the other party, if:
               (i) any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b)(i) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers;
               (ii) the Mergers shall not have been consummated on or before December 20, 2007 (the “Outside Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.01(b)(ii);
               (iii) upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Shareholder Approval, the Shareholder Approval is not obtained;
          (c) by Acquiror, upon written notice to the Company, if:

               (i) the Company Board makes a Change in Recommendation prior to t he Company Shareholders Meeting but only if Acquiror terminates the Agreement prior to the Company Shareholders Meeting; or
               (ii) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Acquiror and diligently pursue such cure thereafter; or
               (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Acquiror or an Affiliate of Acquiror) and prior to the date prior to the date of the Company Shareholders Meeting and either (A) within ten (10) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act or (B) at any time thereafter, the Company Board fails to recommend unequivocally against acceptance of such offer, or
               (iv) if the Company, the Partnership, any Subsidiary of the Company or any of the other Persons described in Section 6.04 as a Representative shall have materially breached Section 6.04, unless such action has an immaterial effect on Acquiror; or
          (d) by the Company,
               (i) upon written notice to Acquiror, if Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from the Company or the Partnership and diligently pursue such cure thereafter; or
               (ii) prior to receipt of the Shareholder Approval, the Company (i) receives a Superior Proposal, (ii) resolves to accept such Superior Proposal, (iii) shall have given Acquiror three Business Days’ prior written notice of its intention to terminate pursuant to this provision and shall have, to the extent requested, given Acquiror the opportunity to meet with the Company during such three Business Day period, and (iv) such proposal continues to constitute a Superior Proposal taking into account any revised proposal made by Acquiror during such three Business Day period; provided, however, that such termination shall not be effective until such time as payment of the Termination Fee required by Section 9.03(b) shall have been made by the Company.
     9.02 Effect of Termination. In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement, or its officers, directors, Subsidiaries or partners, as applicable; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful or knowing breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 6.03, Section 6.06, Section 9.03, Section 10.07(a) and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.
     9.03 Fees and Expenses.
          (a) Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and Expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that each of Acquiror and the Company shall pay one-half of the Expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement.
          (b) The Company agrees that if this Agreement shall be terminated by (i) Acquiror pursuant to Section 9.01(c)(i) prior to the Company Shareholder Meeting or Section 9.01(c)(iii), the Company shall pay to Acquiror an amount equal to $38,000,000 (the “Termination Fee”) within three (3) Business Days following termination on the Termination Date, or (ii) by the Company pursuant to Section 9.01(d)(ii), the Company shall pay to Acquiror the Termination Fee prior to the termination of this Agreement.
          (c) The Company agrees that if this Agreement shall be terminated by Acquiror or the Company pursuant to Section 9.01(b)(iii), and an Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the date of the Company Shareholder Meeting and continued to be withdrawn throughout the period prior to the date of the Company Shareholder Meeting), and concurrently with such termination or within twelve months following the Termination Date, the Company or the Partnership enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall, when such agreement is entered into or if and when such Acquisition Proposal is consummated, pay to Acquiror an amount equal to the Termination Fee on the same day as the execution of such agreement relating to such Acquisition Proposal or consummation of such Acquisition Proposal.
          (d) Acquiror agrees that if this Agreement shall be terminated by the Company pursuant to Section 9.01(d)(i) and at the time of termination the conditions set forth in Section 8.01 and Section 8.02 shall have been satisfied, then Acquiror shall pay to the Company an amount equal to $75 million (the “Acquiror Termination Fee”) within three (3) Business Days following termination on the Termination Date.

          (e) In the event that Acquiror is obligated to pay the Acquiror Termination Fee, Acquiror shall pay to the Company, from the Acquiror Termination Fee deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Acquiror Termination Fee and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described below in this Section 9.03(e) (but in any case not to increase the amount of the Acquiror Termination Fee) or (y) an opinion from the Company’s outside counsel as described below in this Section 9.03(e), an amount equal to the Acquiror Termination Fee less the amount payable under clause (A) above. To secure Acquiror’s obligation to pay these amounts, Acquiror shall deposit into escrow an amount in cash equal to the Acquiror Termination Fee with an escrow agent selected by Acquiror and on such terms (subject to this Section 9.03(e)) as shall be mutually agreed upon by the Company, Acquiror and the escrow agent. The payment or deposit into escrow of the Acquiror Termination Fee pursuant to this Section 9.03(e) shall be made at the time Acquiror is obligated to pay the Company such amount pursuant to Section 9.03 by wire transfer or bank check. The escrow agreement shall provide that the Acquiror Termination Fee in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or a combination of the following: (i) a letter from the Company’s independent public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Acquiror Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Acquiror Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Acquiror Termination Fee to the Company. Acquiror agrees to amend this Section 9.03(e) at the reasonable request of the Company in order to (i) maximize the portion of the Acquiror Termination Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Company’s chances of securing a favorable ruling described in this Section 9.03(e) or (iii) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.03(e). The escrow agreement shall also provide that any portion of the Acquiror Termination Fee held in escrow for five (5) years shall be released by the escrow agent to Acquiror. Acquiror shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

ARTICLE 10.
GENERAL PROVISIONS
     10.01 Non Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time and the Partnership Merger Effective Time, including the indemnification obligations set forth in Section 6.07.
     10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
if to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary:
Goldman, Sachs & Co.
Real Estate Principal Investment Area
85 Broad St., 10th Floor, New York NY 10004
Fax No.: (212) 357-5505
Attn: Jonathan Langer
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street, New York, NY 10004
Fax No.: (212) 558-3588
Attn: Anthony J. Colletta, Esq.
          Eric M. Krautheimer, Esq.
if to the Company or the Partnership:
Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, TN 38138
Fax No.: (901) 754-2374
Attn: Howard A. Silver
with a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street, Richmond, VA 23219
Fax No.: (804) 343-4580
Attn: David C. Wright, Esq.

and to:
Hunton & Williams LLP
Energy Plaza, 30th Floor
1601 Bryan Street, Dallas, TX 75201
Fax No.: (214) 979-3909
Attn: Curtis G. Carlson, Esq.
     10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     10.04 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the shareholders of the Company, no amendment may be made without further shareholder approval which (i) reduces the Company Merger Consideration, or (ii) by Law or in accordance with the rules of the NYSE, requires further approval by such shareholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     10.05 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Disclosure Letter) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Acquiror may designate, by written notice to the Company, a wholly-owned direct or indirect Subsidiary of Acquiror to be a party to the Agreement in lieu of Merger Subsidiary, in which event all references herein to Merger Subsidiary shall be deemed references to such Subsidiary, except that all representations and warranties made herein with respect to Merger Subsidiary as of the date of this Agreement shall be deemed representations and warranties also to be made with respect to such Subsidiary to the extent applicable as of the date of such designation and the parties will work in good faith to determine all necessary filings to be made with any applicable secretary of state’s office; provided further, that Acquiror may not make any such designation if such designation would prevent or materially delay consummation of the Mergers. No such designation shall relieve Acquiror of any obligation hereunder.
     10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Persons covered in Section 6.07 shall be express third party beneficiaries of such sections following the Company Merger Effective Time and the Partnership Merger Effective Time.
     10.07 Remedies.
          (a) The Company’s right to terminate and receive payment of the Acquiror Termination Fee pursuant to Section 9.03(d) shall be the sole and exclusive remedy against Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents. The parties acknowledge that each of the Company and the Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.07(a), provided that the Company shall be entitled to seek specific performance to prevent any breach by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary of, or enforce their compliance with, Section 6.03(b), Section 6.06 and Section 6.11.
          (b) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company and the Partnership in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article 9, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     10.08 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Tennessee without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.
     10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.
     10.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     10.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.
[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

GRACE I, LLC
By: Whitehall Street Global Real Estate Limited Partnership 2007
By: WH Advisors 2007, L.L.C., its general partner
By:	/s/ Alexandra Ortved
	Name:	Alexandra Ortved
	Title:	Vice President

GRACE ACQUISITION I, INC.
By:	/s/ Alexandra Ortved
	Name:	Alexandra Ortved
	Title:	Authorized Signatory

GRACE II, L.P.
By: Grace Acquisition I, Inc., its general partner
By:	/s/ Alexandra Ortved
	Name:	Alexandra Ortved
	Title:	Authorized Signatory

EQUITY INNS, INC.
By:	/s/ Howard A. Silver
	Name:	Howard A. Silver
	Title:	CEO and President

EQUITY INNS PARTNERSHIP, L.P.
By: Equity Inns Trust, its general partner
By:	/s/ Howard A. Silver
	Name:	Howard A. Silver
	Title:	CEO and President

[Signature Page to Merger Agreement]